Exhibit 99.1

News From:                                             Stewart & Stevenson
                                                       Corporate Headquarters
                                                       P.O. Box 1637
                                                       Houston, TX  77251-1637

FOR IMMEDIATE RELEASE:
STEWART & STEVENSON RECEIVES GENERATOR CONTRACT

        HOUSTON, TX - January 31, 2000 - STEWART & STEVENSON SERVICES, INC. (NASDAQ:SSSS), a leading manufacturer and distributor of industrial and energy related equipment, announced today that the Company has received a contract from GE Energy Rentals, a division of GE Power Systems to provide diesel-powered generator sets valued at approximately $13 million. The contract includes an assortment of fully EPA compliant units, including 1350 kW generator sets powered by Detroit Diesel 12V 4000 engines, and 800 kW generator sets powered by Detroit Diesel 16V 2000 engines. These custom generator sets will be enclosed for sound attenuation and trailer mounted for mobility. Each of the units will have its own control system and power distribution components. All generator sets are scheduled to be delivered between March and June of 2000.
        GE Energy Rentals which was launched June of 1999, in response to a growing demand for temporary distributed power generation, will add the units to its rental fleet and offer them for short and long term rentals supporting applications such as back up generation, peak demand shaving, and emergency response. In November, 1999, GE introduced its 22.8 megawatt TM2500, the largest mobile gas turbine package in the rental industry at the Power Generation International Show. They recently announced their signing of an agreement to acquire Showpower, a California based rental competitor, supporting the global special events and entertainment market.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Stewart & Stevenson believes that its expectations, as expressed in these statements, are based on reasonable assumptions regarding the risks and uncertainties inherent in achieving those expectations. These statements are not, however, guarantees of future performance and actual results may differ materially. The most important factors that may cause actual results to differ from our expectations are the timely performance of suppliers of the specified diesel engines and other major components, unilateral changes ordered by the customer, and the risk of cancellation or adjustment of the order. Other risk factors are listed in Stewart & Stevenson Services, Inc. annual report to the Securities and Exchange Commission on Form 10-K for the year ended January 31, 1999 and the most recent quarterly report to the Securities and Exchange Commission on Form 10-Q.

Contact:       Mr. David R. Stewart, Treasurer
Phone:         (713) 868-7657
Fax:           (713) 863-1519
Email:         d.stewart@ssss.com
               HTTP://www.ssss.com